Exhibit 99.1

Company Release – 12/27/2005 08:21

Feldman Mall Properties Purchases Major Lease at Tallahassee Mall

NEW YORK–(BUSINESS WIRE)–Dec. 27, 2005–Feldman Mall Properties, Inc. (NYSE: FMP), a real estate investment trust exclusively focused on the renovation and repositioning of enclosed regional shopping malls, today announced that it has purchased from a subsidiary of Kimco Realty Corp. (NYSE: KIM) a leasehold interest covering approximately 103,000 square feet of retail space located at the Tallahassee Mall, Tallahassee, Florida.

The leasehold being conveyed to an FMP subsidiary was originally an F.W. Woolworth lease (Woolco Inc.) Woolco sublet its leasehold to two junior anchor tenants; Goody's Family Clothing, Inc. (Nasdaq: GDYS) and Ross Dress for Less (Nasdaq: ROST). As of the closing date (December 23, 2005), a subsidiary of FMP will become the direct landlord of Goody's and Ross. The lease term with Goody's and Ross has approximately six and eleven years remaining, respectively. Goody's has an additional 5 year option to renew its lease commencing in 2012 and ending in 2017. The Company believes it is likely, but not certain, that Goody's will renew its lease in 2012 given its below market rental rate.

In connection with the purchase, FMP will issue 369,375 shares of its common stock to the Kimco subsidiary. Following the transaction, FMP as owner of the Tallahassee Mall, will receive rent payments directly from Goody's and Ross. Following the transaction, FMP expects to realize an increased rental stream above the rent currently being paid to FMP of approximately $484,000 per annum. Assuming the renewal of the Goody's lease in 2012, FMP expects to derive incremental rent over the 12 year remaining lease terms, averaging approximately a total of $540,000 per annum. FMP does not expect FFO accretion as a result of the transaction due to the previously accounted for impact of FASB 141 adjustments that adjusted the rents upward for the below market rents in place.

In connection with the stock issuance to Kimco, Kimco has agreed to enter into a 12 month lock-up period during which it will be prohibited from selling its shares.

Larry Feldman, Chairman & CEO of Feldman Mall Properties, made the announcement. “The purchase of this leasehold interest is a good transaction for both FMP and Kimco. For FMP, we receive a reasonable cash yield on our investment and we will get control over an important portion of the real estate. In addition, we look forward to the possibility of establishing a strategic business relationship with Kimco.”

Dave Henry, Vice Chairman and Chief Investment Officer of Kimco stated, “We are pleased about our sale of our leasehold interest to Feldman Mall Properties. We believe that our investment in FMP will be very successful and we have confidence in FMP's ability to add value to its portfolio for the benefit of its stockholders. We also look forward to the possibility of a strategic business relationship with FMP.”

To receive the Company's latest news releases and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.

About Feldman Mall Properties, Inc.

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed retail shopping malls. Feldman Mall Properties Inc.'s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales.

CONTACT:	Feldman Mall Properties, Inc. Larry Feldman or Thomas E. Wirth 516-684-1239

SOURCE:	Feldman Mall Properties, Inc.